EXHIBIT 99.1

FRANKLIN FINANCIAL SERVICES CORPORATION

DIVIDEND REINVESTMENT
AND STOCK PURCHASE PLAN

The Board of Directors of Franklin Financial Services Corporation established this Dividend Reinvestment and Stock Purchase Plan to provide its stockholders with an attractive, convenient and cost-effective method of investing cash dividends and voluntary cash payments in Franklin Financial Common Stock for long-term growth.  This Dividend Reinvestment and Stock Purchase Plan constitutes an amendment and restatement of and successor to the current Dividend Reinvestment and Stock Purchase Plan, which was originally instituted in 1987 and subsequently amended and restated on April 27, 1993 (the “1993 Plan”).  Each Participant in the 1993 Plan will automatically be enrolled in this Dividend Reinvestment and Stock Purchase Plan, which shall be effective September 30, 2010.

The following sets forth the text of the Plan as amended on August 26, 2010.

Section 1.          Definitions.

The following words and phrases, when capitalized and used herein, shall have the meanings set forth below, unless the context clearly indicates otherwise:

(a)          Franklin Financial: shall mean Franklin Financial Services Corporation.

(b)          Franklin Financial Common Stock: shall mean the $1.00 par value common stock of Franklin Financial.

(c)          Investment Date: shall mean the dividend payment date in any week in which a dividend is paid and shall mean in the case of any other week the Wednesday of such week.

(d)          Market Price per Share: shall mean: (i) in the event that Franklin Financial Common Stock is listed on an established national securities exchange or The NASDAQ Stock Market, Inc., shall mean the closing price of Franklin Financial Common Stock reported on the relevant Investment Date, or, if no trade occurred on that day, on the next preceding day on which a trade occurred, (ii) in the event that Franklin Financial Common Stock is not listed on an established national securities exchange or The NASDAQ Stock Market, Inc., but is then quoted by a customary reporting service or market (including the Over-The-Counter Bulletin Board), shall mean the arithmetic mean between the highest “bid” and lowest “ask” price as represented on OTCQuote.com as of the opening of the markets on the Thursday prior to the relevant Investment Date (the “Pricing Date”), except that if no bid and ask quotations are available on such date, Market Price per Share shall be the arithmetic mean between the highest “bid” and lowest “ask” price as represented on OTCQuote.com as of 3:59:59 p.m., Eastern Time, on the first trading day immediately preceding the Pricing Date on which bid and ask quotations are available, and (iii) in the event that Franklin Financial Common Stock is not listed on an established national securities exchange or The NASDAQ Stock Market, Inc. or subject to reported transactions or quotations as set forth above, then Market Price per Share shall be determined in good faith by Franklin Financial.

(e)          Participant: shall mean any holder of shares of Franklin Financial Common Stock who meets the eligibility requirements set forth in Section 3 of the Plan and who makes an election to participate in the Plan in accordance with the provisions of Section 4 of the Plan.

(f)          Plan: means the Franklin Financial Services Corporation Dividend Reinvestment and Stock Purchase Plan, as it may hereafter be amended, supplemented or modified.

(g)          Plan Agent: means the agent appointed by Franklin Financial pursuant to the provisions of Section 5 of the Plan.

(h)          Record Date: means the date for determining shareholders of record in connection with the payment of quarterly dividends on shares of Franklin Financial Common Stock.

Section 2.          Purpose.

The purpose of the Plan is to provide holders of shares of Franklin Financial Common Stock with an attractive, convenient and cost-effective method of investing cash dividends and voluntary cash payments in Franklin Financial Common Stock for long-term growth.

Section 3.          Eligibility.

(a)          General Rule: Any Franklin Financial shareholder is eligible to participate in the Plan commencing as of the date one or more shares of Franklin Financial Common Stock are registered in his or her name on the books of Franklin Financial.  Beneficial owners of Franklin Financial Common Stock held in nominee name must either have their shares registered in their own name before participating in the Plan, or arrange with the record holders to participate in the Plan on their behalf.

(b)          Compliance with State Securities Laws:  An otherwise eligible shareholder who resides in a jurisdiction in which it is unlawful for Franklin Financial to permit participation in the Plan, or in which compliance with the applicable laws in such jurisdiction are deemed by Franklin Financial to be unduly burdensome, are not eligible to participate in the Plan.

Section 4.          Participation.

(a)          Dividend Reinvestment  Options: In order to participate in the Plan, a shareholder who meets the eligibility requirements set forth in Section 3 must, on such form or forms and in such manner as may from time to time be prescribed by Franklin Financial, designate and authorize the Plan Agent, on such shareholder's behalf, to reinvest all of the quarterly dividends payable on all or a specified whole number of such shareholder's shares of Franklin Financial Common Stock held of record (or on none of such shares in the event that a shareholder wishes to participate in the Plan solely for purposes of making voluntary cash payments as provided in Section 4(b) of the Plan) in additional shares of Franklin Financial Common Stock pursuant to the provisions of Section 6 or Section 7 of the Plan, as the case may be. Participation, once commenced, shall continue until a Participant withdraws from the Plan in accordance with Section 12(a) of the Plan, until the Participant's right to participate is terminated in accordance with Section 12(c) of the Plan, or until the Plan terminates in accordance with Section 13(d) of the Plan.

(b)          Voluntary Cash Payment Option: A shareholder who meets the eligibility requirements set forth in Section 3 of the Plan and who elects to participate in the Plan by meeting the requirements set forth in Section 4(a) may elect to invest cash in any amount not less than $25.00, provided that aggregate cash investments may not exceed $250,000.00 in any calendar month (which minimum and maximum amounts may be increased or decreased by Franklin Financial in its discretion upon prior written notice to each Participant), in additional shares of Franklin Financial Common Stock, by: (i) designating and authorizing the Plan Agent on the form or forms described in Section 4(a), to apply all of such cash to the purchase, on such Participant's behalf, of additional shares of Franklin Financial Common Stock, pursuant to the provisions of Section 6 or Section 7 of the Plan, as the case may be, and (ii) by transmitting such cash amount by check or other draft, or ACH transfer, to Franklin Financial or the Plan Agent, as determined by Franklin Financial, so that it is received by Franklin Financial or the Plan Agent, as applicable, no later than noon on the relevant Investment Date. Any voluntary cash payment which is received by Franklin Financial or the Plan Agent, as applicable, after such time will not be invested on the Investment Date for that week and will be held by the Plan Agent and applied to the purchase of additional shares of Franklin Financial Common Stock on the immediately following Investment Date. Notwithstanding the foregoing, a voluntary cash payment will not be applied to the purchase of shares of Franklin Financial Common Stock on an Investment Date, unless the check or draft involved has cleared prior to noon on such Investment Date, which shall be determined by Franklin Financial in its sole and absolute discretion.

(c)          No Interest: Under no circumstances will interest be paid to a Participant on funds (whether dividends or voluntary cash payments) held by the Plan Agent prior to investment.

Section 5.          Plan Agent.

The Plan shall be administered by the Plan Agent. The Plan Agent shall be appointed by Franklin Financial, which appointment may be revoked by Franklin Financial and a successor Plan Agent appointed at any time. Farmers and Merchants Trust Company of Chambersburg, a wholly-owned subsidiary of Franklin Financial, shall be eligible to be appointed as the Plan Agent. The Plan Agent shall receive dividends and voluntary cash payments and shall purchase shares of Franklin Financial Common Stock on behalf of the Participants and otherwise fulfill the duties of the Plan Agent as set forth in this Plan.

Section 6.          Dividend Reinvestment and Cash Purchases from Franklin Financial.

In the event and to the extent that Franklin Financial has not elected to, and is not required to, purchase shares of Franklin Financial Common Stock in market transactions or from third parties in accordance with the provisions of Section 7 of the Plan, Franklin Financial shall, for each Participant, cause the Plan Agent to apply:

(a)          Dividends on Registered Shares: the quarterly dividends authorized to be reinvested pursuant to Section 4(a) of the Plan that are attributable to shares registered in such Participant's name on the books of Franklin Financial as of the Record Date to the purchase on the Investment Date, at the Market Price per Share, of additional shares (including fractions of a whole share computed to 4 decimal places) of Franklin Financial Common Stock held in treasury or authorized but unissued Franklin Financial Common Stock;

(b)          Dividends on Plan Shares Held for Reinvestment: the quarterly dividends attributable to shares (including fractions of a whole share computed to 4 decimal places) credited to such Participant's Plan account and subject to reinvestment pursuant to Section 8(b) of the Plan as of the Record Date to the purchase on the Investment Date, at the Market Price per Share, of additional shares (including fractions of a, whole share computed to 4 decimal places) of Franklin Financial Common Stock held in treasury or authorized but unissued Franklin Financial Common Stock; and

(c)          Voluntary Cash Payments: the voluntary cash payments, if any, duly made by such Participant pursuant to Section 4(b) of the Plan to the purchase on the Investment Date, at the Market Price per Share, of additional shares (including fractions of a whole share computed to 4 decimal places) of Franklin Financial Common Stock held in treasury or authorized but unissued Franklin Financial Common Stock.

Section 7.          Dividend Reinvestment and Cash Purchases other than from Franklin Financial.

(a)           General Rule: Notwithstanding the provisions of Section 6 of the Plan, Franklin Financial may, at its election, and in the event that the Purchase Price is less than the par value per share of Franklin Financial Common Stock ($1.00), Franklin Financial shall, following the Investment Date, for each Participant, cause the Plan Agent to apply:

(i)          the quarterly dividends authorized to be reinvested pursuant to Section 4(a) of the Plan that are attributable to (A) shares registered in such Participant's name on the books of Franklin Financial as of the Record Date, and (B) shares (including fractions of a whole share computed to 4 decimal places) credited to such Participant's account and subject to reinvestment pursuant to Section 8(b) of the Plan as of the Record Date; and

(ii)          the voluntary cash payments, if any, made by such Participant pursuant to Section 4(b) of the Plan;

to the purchase of whole shares of Franklin Financial Common Stock in accordance with Section 7(b) below.

(b)          Mechanics of Purchase: All purchases of Franklin Financial Common Stock pursuant to this Section 7 shall be made at such times as the Plan Agent may determine within thirty (30) days following the relevant Investment Date, or such later date as may be necessary or advisable under any applicable federal securities laws. Any such purchases shall be made through one or more market makers or independent broker-dealers in the over-the-counter market, on an exchange, or in negotiated transactions upon such terms as to price, delivery, and related matters as the market maker or broker-dealer deems advisable, subject to the approval of Franklin Financial with respect to negotiated transactions. In making purchases on behalf of a Participant, the Plan Agent may commingle such Participant's funds with those of other Participants. The price at which the Plan Agent shall be deemed to have acquired shares for each Participant's account shall be the weighted average purchase price of all shares purchased in respect of the relevant Investment Date with amounts applied in accordance with Section 7(a)(i) above and with amounts applied in accordance with Section 7(a)(ii) above, excluding any fees, commissions, costs or expenses relating to such purchases. Neither any market maker, broker-dealer, Franklin Financial nor the Plan Agent shall be liable for any loss, damage or expense resulting, directly or indirectly, from the failure to make a purchase or from the timing of any purchase made. Shares of Franklin Financial Common Stock purchased pursuant to this Section 7 shall be purchased in the name of the Plan Agent or its nominee.

Section 8.          Administration of the Plan.

(a)          The Plan Agent: The Plan Agent shall administer the Plan for all Participants.

(b)          Books, Records and Reports:  All shares of Franklin Financial Common Stock purchased by the Plan Agent pursuant to Section 6 and Section 7 of the Plan, including any fractions of a whole share, shall be registered in the name of the Plan Agent or its nominee as agent for each Participant and shall be credited to such Participant's account on the books and records of the Plan, either as shares subject to reinvestment or shares not subject to reinvestment as elected by the Participant, which books and records shall be maintained at all times by the Plan Agent. Within thirty (30) days following the completion of each investment on behalf of a Participant, the Plan Agent shall mail to such Participant a statement setting forth the amount of the dividend (if any) and the voluntary cash payment (if any) applied towards such investment, the net amount invested, the number of shares purchased, the cost per share of such shares purchased, the total number of shares held for the Participant's account subject to dividend reinvestment under the Plan, and the total number of shares held for the Participant's account not subject to dividend reinvestment under the Plan.

(c)          Issuance of Stock Certificates: On written request, Franklin Financial will send a Participant a certificate for any whole shares of Franklin Financial Common Stock credited to his account; provided that no such request with respect to shares subject to dividend reinvestment received during the period beginning five (5) trading days prior to a Record Date and ending on the corresponding dividend payment date shall be effective until after the reinvestment of such dividend. Franklin Financial may in its discretion and upon prior written notice to each Participant, require the payment of a service charge in connection with a Participant's request for the issuance of a stock certificate. No stock certificate shall be issued to any Participant except pursuant to such a request, upon such Participant's withdrawal or termination in accordance with Section 12 of the Plan, or termination of the Plan in accordance with Section 13(d) of the Plan. In no event shall any certificate be issued evidencing a fraction of a whole share of Franklin Financial Common Stock.

(d)          Deposit of Stock Certificates: Participants may deposit free of charge with the Plan Agent for safekeeping any certificate for shares of Franklin Financial Common Stock.  In the event that the Participant has elected to have dividends reinvested on any of his shares under the Plan, dividends paid on all shares deposited with the Plan Agent for safekeeping will be reinvested, unless the Participant notifies the Plan Agent of a change in the number of shares subject to reinvestment on such form or forms and in such manner as may from time to time be prescribed by Franklin Financial. In the event that the Participant has elected not to participate in dividend reinvestment under the Plan, dividends paid on shares deposited with the Plan Agent for safekeeping will not be applied to the purchase of additional shares of Common Stock and will instead be remitted to the Participant.

(e)          Costs of Administration: All costs of administering the Plan, including, without limitation, any brokerage commissions and other fees payable in connection with the purchase of shares, shall be paid by Franklin Financial.

Section 9.          Voting of Shares Held Under the Plan.

(a)           Voting of Plan Shares: All shares of Franklin Financial Common Stock held for a Participant's account under the Plan shall be voted in accordance with the instructions of such Participant given on any proxy executed by such Participant and returned to Franklin Financial with respect to such shares. A Participant desiring to vote shares of Franklin Financial Common Stock held for such Participant's account under the Plan in person at a meeting of Franklin Financial shareholders may do so. Shares of Franklin Financial Common Stock held for such Participant's account under the Plan will not be voted at a meeting of Franklin Financial shareholders if voting instructions on a proxy are not received by Franklin Financial from such Participant, unless such Participant elects to vote such shares in person at the meeting.

(b)           Tender and Exchange Offers: Each Participant shall have the right to instruct the Plan Agent as to the manner in which to respond to a tender or exchange offer for shares of Franklin Financial Common Stock, with respect to the shares held for such Participant's account.

Section 10.        Stock Dividends and Stock Splits on Shares Held in Plan.

Shares of Franklin Financial Common Stock (including any fraction of a whole share) distributed as a result of the declaration of a stock dividend or a stock split on shares credited to the account of a Participant and subject to dividend reinvestment under the Plan shall be added to his account and also shall be shares subject to dividend reinvestment under the Plan.

Section 11.        Effect of Rights Offering on Shares Held in Plan.

In the event that Franklin Financial grants to its shareholders rights to purchase additional shares of Franklin Financial Common Stock or other securities, rights shall be granted to each Participant on whole shares of Franklin Financial Common Stock credited to the account of such Participant under the Plan. Rights based on any fraction of a share credited to such Participant's account shall at the option of Franklin Financial be either redeemed by Franklin Financial for cash or sold for such Participant, and the net proceeds therefrom shall be credited to his account and shall be invested as a voluntary cash payment in accordance with the provisions of Section 6 or Section 7 of the Plan, as the case may be.

Section 12.        Withdrawal from the Plan; Suspension or Termination of Right to Participate.

(a)           Withdrawal:          A Participant may withdraw from the Plan in whole or in part at any time by giving the Plan Agent written notice thereof (accompanied by the fee, if any, imposed by Franklin Financial pursuant to Section 8(c) of the Plan in connection with a request for the issuance of a stock certificate), but any such notice withdrawing shares subject to dividend reinvestment received by the Plan Agent later than five (5) days prior to a Record Date shall not be effective until after the reinvestment of the dividend paid in respect of such Record Date. Upon withdrawal, certificates for the number of whole shares specified in the Participant's notice and credited to a Participant's account under the Plan shall be issued to such Participant and, in the event of a total withdrawal, a cash payment shall be made for any fraction of a whole share credited to such Participant's account (based upon the Market Price per Share on the effective date of withdrawal as determined by the Plan Agent). A Participant who withdraws in whole in accordance with this Section 12(a) shall again have the right to participate in the Plan, provided such Participant meets the eligibility requirements set forth in Section 3 of the Plan and makes the designation and authorization required by Section 4(a) of the Plan. If a Participant so requests in writing, the Plan Agent shall within seven (7) business days following receipt of such notice place a sale order for the number of shares specified in the Participant's notice and credited to such Participant's account and shall deliver the proceeds therefrom, less any brokerage fee, transfer tax, and costs (including any transaction fee which may be payable to the Plan Agent), to the withdrawing Participant by mailing to the Participant a check in the appropriate amount.

(b)          Disposition of All Registered Shares: If a Participant disposes of all the shares registered in such Participant's name that are enrolled in the Plan, Franklin Financial shall, unless and until otherwise notified, continue to reinvest the dividends on the shares of Franklin Financial Common Stock held in such Participant's account and subject to dividend reinvestment. However, if such Participant holds less than ten (10) whole shares of Franklin Financial Common Stock in the Plan, Franklin Financial may in its discretion elect to treat such Participant as though he had withdrawn pursuant to Section 12(a) of the Plan.

(c)          Suspension or Termination of Right to Participate: Franklin Financial shall have the right at any time upon written notice to a Participant to suspend or terminate the participation by such Participant in the Plan if it determines in its sole discretion that such suspension or termination is appropriate because shares of Franklin Financial Common Stock may not lawfully be offered or sold in the state in which the Participant resides or that the Participant is using the Plan for purposes inconsistent with the intended purpose of the Plan, or for any other reason. In the event that a Participant's right to participate in the Plan is terminated, the Participant shall be treated as though a notice to withdraw from the Plan had been received pursuant to Section 12(a) of the Plan on the effective date of such termination.

Section 13.        Amendment, Supplementation, Waiver, Suspension,  Termination and Interpretation.

(a)          Amendment of Plan: The Plan may be amended or supplemented by Franklin Financial at any time, from time to time, by mailing (or causing the Plan Agent to mail) appropriate notice to each Participant at such Participant's last address of record prior to the effective date of such amendment or supplementation. The amendment or supplement shall conclusively be deemed to be accepted by each Participant unless the Plan Agent receives written notice from a Participant of such Participant's withdrawal from the Plan in accordance with Section 12(a) of the Plan. Amendments or supplements may also be required from time to time due to changes in existing rules and regulations or new rules and regulations issued by a governing authority. In such cases, Franklin Financial may make such amendments or supplements as may in its discretion be required and thereafter notify each Participant thereof.

(b)          Waivers: Any waiver of any provision of the Plan must be made by Franklin Financial in writing, and each such waiver, if any, shall only apply to the specific instance involved.

(c)          Suspension: The Plan may be suspended by Franklin Financial at any time, from time to time, by mailing appropriate notice to each Participant at such Participant's last address of record prior to the effective date of such suspension. In the event of a suspension of the Plan, all uninvested voluntary cash payments then held by Franklin Financial or the Plan Agent shall be promptly returned to the Participants.

(d)          Termination: The Plan may be terminated by Franklin Financial at any time by mailing appropriate notice to each Participant at such Participant's last address of record prior to the effective date of such termination. In the event of termination of the Plan, certificates for whole shares of Franklin Financial Common Stock credited to a Participant's account under the Plan shall be issued to such Participant and a. cash payment shall be made for any fractional share credited to such Participant's account (based upon the Market Price per Share on the effective date of termination as determined by the Plan Agent).

(e)          Interpretation: Any question of interpretation arising under the Plan will be determined by Franklin Financial and any such determination will be final and binding.

Section 14.        Miscellaneous.

(a)           Insufficient Authorized Shares: In the event that Franklin Financial shall, as of any dividend payment date, have insufficient authorized shares of Franklin Financial Common Stock available for issuance pursuant to any purchase required to be made under Section 6 of the Plan, all shares available shall be issued and credited pro rata to the Participants' accounts. All uninvested dividends shall be paid to Participants in cash.

(b)          Shares Subject to Issuance Under the Plan: There shall be 1,000,000 shares of Franklin Financial Common Stock available for purchase under the Plan, which number shall be in addition to shares previously issued under the 1993 Plan, and which shall from and after the effective date of the Plan be subject to automatic proportionate upward adjustment in order to reflect any change in the number of issued and outstanding shares of Franklin Financial Common Stock which results from a stock dividend, stock split or similar transaction.

(c)          Limitation of Liability: Neither Franklin Financial nor the Plan Agent shall be liable for any loss, damage, or expense arising out of or resulting from any act performed in good faith or any good faith omission on the part of any of them including, but not limited to: (i) any failure to terminate a Participant's account upon such Participant's death or the transfer of such Participant's shares prior to a reasonable length of time after receipt of notice in writing of such death or such transfer; (ii) any purchase or failure to purchase shares for a Participant's account at a particular time or day or at a particular price; or (iii) any suspension or termination of a Participant's right to participate in the Plan.

(d)          Notices: A Participant shall notify the Plan Agent promptly in writing of any change of address. Notices to a Participant may be given by letter addressed to such Participant at such Participant's last address of record on file with the Plan Agent.

(e)          No Right of Transfer: No Participant shall have any right to withdraw checks or drafts against his account or to give instructions to Franklin Financial with respect to any shares or cash held therein except as expressly provided herein, nor shall a Participant have the right to sell, assign, pledge, or otherwise transfer his account.

Section 15.        Effective Date of Plan.

The effective date of the Plan shall be September 30, 2010.

Section 16.        Governing Law.

The validity and enforceability of the Plan and the rights and obligations set forth therein shall be governed by the law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.